Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. COMPLETES ACQUISITION OF
111,189 SQUARE FOOT SHOPPING CENTER FOR $10.35 MILLION

•	Acquisition expands Wheeler’s geographic footprint to 3 locations in Florida

•	Property is 97% leased, with over 76% occupied by national retailers

Virginia Beach, VA – July 22, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today that the Company has closed on the acquisition of Sunshine Plaza Shopping Center (“Sunshine Plaza” or the “Property”) for approximately $10.35 million, or $93.08 per leasable square foot. The Property was acquired using a combination of cash raised from the Company’s March financing and debt.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We were very pleased to acquire this asset and believe Sunshine Plaza to be a prime example of our business model. We believe Sunshine Plaza is a premier ‘necessity-based’ grocery-anchored shopping center with a large percentage leased to nationally known tenants, historically high occupancy rates and located in a strong growing tertiary market. We acquired Sunshine Plaza at a discount to replacement cost and anticipate it will generate solid returns for our shareholders.”

Winn Dixie
FOOD PHARMACY

FAMILY DOLLAR

BBQ
GNC
LIVE WELL

ACE Hardware
PLEASE
THANK YOU
Winn Dixie

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) has acquired Sunshine Plaza located in Lehigh Acres, Florida.

Sunshine Plaza – Lehigh Acres, Florida
Developed in 1970 and renovated in 1999, Sunshine Plaza is an 111,189 square foot grocery-anchored shopping center located in Lehigh Acres, Florida. Sunshine Plaza is anchored by Winn-Dixie, which recently made significant upgrades to the interior of the store. Junior anchors include Ace Hardware and Family Dollar, Sunshine Plaza’s other nationally known tenants are Advance America, Direct General Insurance, Domino’s Pizza, GNC, Neighborhood Shipping Store, and Rent-A-Center.

Sunshine Plaza recently underwent capital improvements that include a new roof to over 82% of the center, additional outdoor lighting, striping and sealing of the parking lot and an exterior paint job. The shopping center is located across from an elementary school along one of Lehigh Acres’ main commercial thoroughfares, Homestead Road, which averages 26,335 vehicles per day. Sunshine Plaza is in close proximity to Interstate 75, a 471 mile highway that runs through Florida.

Location / Demographic Information
Lehigh Acres is a community in Southwest Florida located 16 miles east of Fort Myers. The community has a population of over 90,000 residents and is located within Lee County which, as of the 2010 census, had a population of approximately 618,754.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to its business operations and contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated profitability of the Property are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Wheeler Real Estate Investment Trust, Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com